UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2014

COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED
HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Sixty One Wilton Road
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2     Financial Information
Item 2.02    Results of Operations and Financial Condition.
On November 5, 2014, Compass Diversified Holdings and Compass Group Diversified Holdings LLC (NYSE: CODI) (collectively “CODI”) issued a press release announcing its consolidated operating results for the three and nine months ended September 30, 2014. A copy of the press release is furnished within this report as Exhibit 99.1.

Section 9     Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
(d)    Exhibits.
99.1    CODI Press Release dated November 5, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2014	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2014	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer

Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Third Quarter 2014
Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $13.4 Million

Westport, Conn., November 5, 2014 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and nine months ended September 30, 2014.

Third Quarter 2014 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment ("CAD" or "Cash Flow") of $13.4 million for the third quarter of 2014;

•	Reported net income of $262.5 million for the third quarter of 2014, which includes a $264.3 million gain on deconsolidation of the Fox Factory Holding Corp. (“FOX”) subsidiary;

•	Paid a third quarter 2014 cash distribution of $0.36 per share in October 2014, bringing cumulative distributions paid to $11.3952 per share since CODI’s IPO in May of 2006;

•	Completed the partial divestiture of FOX; and

•	Consummated the platform acquisition of Clean Earth Holdings, Inc. ("Clean Earth").

•	Consummated the platform acquisition of Candle Lamp Company, LLC (“SternoCandleLamp”) subsequent to the quarter end.

“During the third quarter, we generated operating results consistent with management's expectations, highlighting the financial strength and considerable potential of our leading family of middle-market businesses,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “In our branded consumer business, Ergobaby delivered double-digit revenue and operating income growth for the fourth consecutive quarter, reflecting increased international market share and strong acceptance of new product introductions. Our niche industrial businesses recorded improved results, driven primarily by revenue and operating income growth from American Furniture Manufacturing and Advanced Circuits.”

Mr. Offenberg added, “We are pleased to have recently acquired two platform companies that meet our criteria of owning businesses with a strong market position, experienced management team, solid and stable cash flow and attractive growth potential. With the additions of Clean Earth and SternoCandleLamp, we have strengthened the Company’s earnings power and expect the two companies to contribute a total of approximately forty-eight to fifty-two cents per share of Cash Flow accretion on a full year basis. Going forward, we remain focused on leveraging our industry leading positions to expand market share across our niche industrial and branded consumer businesses, while pursuing both platform and add-on acquisitions to further drive future Cash Flow growth.”

Operating Results
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $13.4 million for the quarter ended September 30, 2014, as compared to $19.4 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended September 30, 2014 and September 30, 2013 was approximately 48.3 million.

Cash Flow for the third quarter of 2014 reflects year-over-year growth in the Company’s Ergobaby and Advanced Circuits businesses as well as positive contributions from the Company’s American Furniture Manufacturing business, offset by a decline at the Company’s Liberty Safe business. Cash Flow for the third quarter of 2014 included contributions from Clean Earth from the date of acquisition and excluded results from FOX, which completed its initial public offering (“IPO”) on August 13, 2013.

For the nine month period ended September 30, 2014, CODI reported Cash Flow of $40.5 million, as compared to $63.7 million for the nine months ended September 30, 2013. CODI’s weighted average number of shares outstanding for the nine month periods ended September 30, 2014 and September 30, 2013 was approximately 48.3 million.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $340 million since going public in 2006.

Net income for the quarter ended September 30, 2014 was $262.5 million, as compared to net income of $78.3 million for the quarter ended September 30, 2013. During the third quarter of 2014, CODI recorded a one-time accounting gain of approximately $264.3 million as a result of the deconsolidation of FOX. During the third quarter of 2013, CODI reversed approximately $61.3 million of supplemental put expense in connection with the termination of the Supplemental Put Agreement on July 1, 2013.

For the nine month period ended September 30, 2014, CODI reported net income of $282.2 million, as compared to net income of $83.9 million for the nine months ended September 30, 2013.

Liquidity and Capital Resources
As of September 30, 2014, CODI had approximately $23.3 million in cash and cash equivalents, $324 million outstanding on its term loan facility and $88.0 million of borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had borrowing availability of approximately $309 million at September 30, 2014 under its revolving credit facility.

On July 16, 2014, CODI sold a total of 4,466,569 shares of FOX common stock in a public offering of shares held by CODI and certain other FOX shareholders at a price of $15.50 per share. Upon completion of the offering, CODI received total net proceeds of approximately $65.5 million and its ownership in FOX was lowered from approximately 53% to a non-controlling interest of 41%, or 15,108,718 shares of FOX's common stock. As a result of this offering, CODI deconsolidated FOX from its consolidated financial reporting as of July 10, 2014.

Third Quarter 2014 Distribution
On October 7, 2014, CODI’s Board of Directors declared a third quarter distribution of $0.36 per share. The cash distribution was paid on October 30, 2014 to all holders of record as of October 23, 2014. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $11.3952 per share.

Conference Call
Management will host a conference call on Thursday, November 6, 2014 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 23434088. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 13, 2014. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 23434088.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth, www.cleanearthinc.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp, www.sternocandlelamp.com).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX, www.ridefox.com, designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands)	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,269	$113,229
Accounts receivable, less allowance of $4,382 and $3,424	128,658	111,736
Inventories	95,790	152,948
Prepaid expenses and other current assets	21,181	21,220
Total current assets	268,898	399,133
Property, plant and equipment, net	93,019	68,059
Equity method investment	234,185	—
Goodwill	324,165	246,611
Intangible assets, net	399,959	310,359
Deferred debt issuance costs, net	11,767	8,217
Other non-current assets	12,869	12,534
Total assets	$1,344,862	$1,044,913

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$93,003	$118,129
Due to related party	5,315	4,528
Current portion, long-term debt	3,250	2,850
Other current liabilities	6,269	4,623
Total current liabilities	107,837	130,130
Deferred income taxes	107,051	60,024
Long-term debt	404,467	280,389
Other non-current liabilities	7,350	5,435
Total liabilities	626,705	475,978
Stockholders' equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 9/30/14 and 12/31/13	725,453	725,453
Accumulated other comprehensive income	(154)	693
Accumulated deficit	(45,319)	(252,761)
Total stockholders' equity attributable to Holdings	679,980	473,385
Noncontrolling interests	38,177	95,550
Total stockholders' equity	718,157	568,935
Total liabilities and stockholders’ equity	$1,344,862	$1,044,913

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net sales	$203,140	$265,512	$718,272	$752,854
Cost of sales	141,090	183,040	497,328	516,652
Gross profit	62,050	82,472	220,944	236,202
Operating expenses:
Selling, general and administrative expense	39,686	42,468	133,939	124,671
Supplemental put expense	—	(61,303)	—	(45,995)
Management fees	5,876	4,892	15,634	13,642
Amortization expense	6,768	7,310	21,795	22,384
Impairment expense	—	—	—	900
Operating income	9,720	89,105	49,576	120,600

Other income (expense):
Interest expense, net	(7,060)	(5,078)	(16,442)	(14,605)
Amortization of debt issuance costs	(545)	(542)	(1,698)	(1,553)
Loss on debt extinguishment	—	—	(2,143)	(1,785)
Gain on deconsolidation of subsidiary	264,325	—	264,325	—
Gain (loss) on equity method investment	—	—	—	—
Other income (expense), net	18	(75)	308	(91)
Income before income taxes	266,458	83,410	293,926	102,566
Provision for income taxes	3,928	5,114	11,704	18,688
Net income	262,530	78,296	282,222	83,878
Less: Net income attributable to noncontrolling interest	1,432	4,909	10,746	9,466
Net income attributable to Holdings	$261,098	$73,387	$271,476	$74,412

Basic and fully diluted income per share	$5.15	$1.50	$5.34	$1.52

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300	48,300	48,300

Cash distributions declared per share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
(in thousands)	September 30, 2014	September 30, 2013
Cash flows from operating activities:
Net income	$282,222	$83,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	35,884	34,670
Impairment expense	—	900
Unrealized (gain) loss on interest rate and foreign currency derivatives	2,412	2,489
Loss on debt extinguishment	2,143	1,785
Amortization of debt issuance costs and original issue discount	—	(45,995)
Supplemental put expense	2,809	68
Noncontrolling stockholders charges	3,592	3,367
Excess tax benefit on stock-based compensation	(1,662)	—
Deferred taxes	(1,944)	(2,121)
Net gain on deconsolidation of subsidiary	(264,325)	—
(Gain) loss on equity method investment	—	—
Other	361	189
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(13,685)	(28,244)
Increase in inventories	17,052	(16,720)
Increase in prepaid expenses and other current assets	(6,008)	(668)
Increase (decrease) in accounts payable and accrued expenses	(12,691)	26,044
Payment of profit allocation	—	(5,603)
Net cash provided by operating activities	46,160	54,039
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(292,223)	—
Purchases of property and equipment	(10,187)	(14,673)
Proceeds from FOX stock offering	65,528	80,913
Proceeds from sale of businesses	517	1,244
Payment of interest rate swap	(1,502)	—
Proceeds from sale leaseback transaction	—	4,372
Other investing activities	(32)	260
Net cash (used in) provided by investing activities	(237,899)	72,116
Cash flows from financing activities:
Net borrowing of debt	168,187	28,438
Distributions paid	(52,164)	(52,164)
Net payments related to noncontrolling interest	(7,845)	33,032
Debt issuance costs	(7,370)	(2,697)
Excess tax benefit on stock-based compensation	1,662	—
Other	(139)	(103)
Net cash provided by (used in) financing activities	102,331	6,506
Foreign currency impact on cash	(552)	261
Net increase (decrease) in cash and cash equivalents	(89,960)	132,922
Cash and cash equivalents — beginning of period	113,229	18,241
Cash and cash equivalents — end of period	$23,269	$151,163

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$262,530	$78,296	$282,222	$83,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,350	11,546	35,884	34,670
Impairment expense	—	—	—	900
Amortization of debt issuance costs and original issue discount	713	823	2,412	2,489
Unrealized loss on derivatives	2,536	549	2,809	68
Loss on debt extinguishment	—	—	2,143	1,785
Excess tax benefit from subsidiary stock options (1)	—	—	(1,662)	—
Supplemental put expense	—	(61,303)	—	(45,995)
Gain on deconsolidation of subsidiary	(264,325)	—	(264,325)	—
Noncontrolling stockholders charges	623	1,055	3,592	3,367
Other	133	143	361	189
Deferred taxes	991	(548)	(1,944)	(2,121)
Changes in operating assets and liabilities	20,289	1,079	(15,332)	(25,191)
Net cash provided by operating activities	34,840	31,640	46,160	54,039
Plus:
Unused fee on revolving credit facility (2)	461	564	1,635	1,738
Excess tax benefit from subsidiary stock options (1)	—	—	1,662	—
Successful acquisition costs	1,935	—	2,030	—
Changes in operating assets and liabilities	—	—	15,332	25,191
Other	122	—	123	—
Less:
Maintenance capital expenditures (3)	2,358	4,421	9,001	9,957
FOX CAD (4)	677	7,344	15,716	7,344
Payment on swap	506	—	1,502	—
Changes in operating assets and liabilities	20,289	1,079	—	—
Other	131	—	201	—
Estimated cash flow available for distribution and reinvestment	$13,397	$19,360	$40,522	$63,667
Distribution paid in April 2014/2013			$17,388	$17,388
Distribution paid in July 2014/2013			17,388	17,388
Distribution paid in October 2014/2013	$17,388	$17,388	17,388	17,388
	$17,388	$17,388	$52,164	$52,164

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.

(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(3)
Excludes growth capital expenditures of approximately $0.2 million and $1.2 million for the three months ended September 30, 2014 and 2013, and $1.2 million and $4.7 million for the nine months ended September 30, 2014 and 2013.

(4)
Represents FOX CAD subsequent to the IPO date. For the nine months ended September 30, 2014, the amount includes approximately $24.2 million of EBITDA, less: $3.8 million of cash taxes, $1.9 million of management fees, $2.4 million of maintenance capital expenditures and $0.4 million of interest expense.